Exhibit 99.(h)(4)

September 11, 2007

Mr. Richard C. Barrett, Chairman
Stonebridge Funds Trust
1801 Century Park East, Suite 1800
Los Angeles, California 90067

Re:    Stonebridge Funds Trust (The “Trust”)

Dear Mr. Barrett:

By our execution of this letter agreement (the “Agreement”), ALPS Mutual Funds Services, Inc. (“ALPS”), to improve the performance of the Trust’s portfolios, hereby agrees to temporarily reduce the minimum administration fees it is entitled to receive pursuant to Section 2 of the Administration Agreement dated as of November 2, 1998 between the Trust and ALPS, as follows for the fiscal year ending October 31, 2008:

Portfolio	Contractual Minimum Administration Fee	Reduced Minimum Administration Fee
Aggressive Growth Fund	$6,250/month	$4,500/month
Growth Fund	$6,250/month	$4,500/month

ALPS acknowledges that it will not be entitled to collect on or make a claim for the administration fees it would have received but for this reduction at any time in the future. ALPS agrees to continue such waivers for the portfolios through the end of the fiscal year (October 31, 2008).

ALPS MUTUAL FUNDS SERVICES, INC.

By:	/s/ JEREMY O. MAY
Name: Jeremy O. May
Title: Managing Director of
Operations & Client Services

Your signature below acknowledges
Acceptance of this Agreement:

By:	/s/ RICHARD C. BARRETT
Name: Richard C. Barrett
Title: Chairman, Stonebridge Funds Trust